Exhibit 99.1

United Fire Group, Inc. Declares a Common Stock Quarterly Cash Dividend of $0.33 per Share
CEDAR RAPIDS, IOWA – August 16, 2019 – Today, the Board of Directors of United Fire Group, Inc. (Nasdaq: UFCS) ("UFG") declared a common stock quarterly cash dividend of $0.33 per share. This dividend will be payable September 13, 2019, to shareholders of record as of August 30, 2019.
About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.

Through our subsidiaries, we are licensed as a property and casualty insurer in 46 states, plus the District of Columbia, and we are represented by approximately 1,100 independent agencies. A.M. Best Company assigns a rating of "A" (Excellent) for members of the United Fire & Casualty Group.

For more information about UFG, visit www.ufginsurance.com or contact:

Randy Patten, AVP and Controller, Corporate Finance, 319-286-2537 or IR@unitedfiregroup.com